Exhibit 99.B(d)(12)(x)

AMENDMENT NO. 9 TO THE

PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 23rd day of October, 2020 is made to the Portfolio Management Agreement (the “Agreement”) made the 19th day of January 2007, as amended from time to time, by and among J.P. Morgan Investment Management Inc., a Delaware Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on October 23, 2020. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.          The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.          The following is added as a new subsection 2(dd) titled Subadviser Duties:

(dd) will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund. The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving a Fund. The Subadviser will also promptly notify the Investment Adviser if the Subadviser determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities or other investment held or previously held in Subadviser’s accounts for unaffiliated clients that are also held or were previously held by a Fund. The Subadviser shall have no responsibility to, and shall not initiate, compile or file claims on behalf of a Fund or the Investment Adviser for any litigation relating to securities or other investments currently or previously held in the Fund.

3.          The following is added at the end of sub-section (c) of Section 14, titled Liabilities:

In addition, Subadviser shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that

Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement to the same extent as if Subadviser had performed the obligations itself.

4.          The following is added after the first sentence of Section 5, titled Expenses:

The Subadviser agrees that it shall reimburse the Trust, the Fund and/or the Investment Adviser for the reasonable out-of-pocket expenses (including attorneys fees) incurred by the Trust, the Fund and/or Investment Adviser directly pertaining to: (i) any third party litigation brought against the Subadviser; (ii) subpoenas relating to the Subadviser or (iii) any regulatory investigation of the Subadviser in each instance arising solely from or directly pertaining to either (A) the Subadviser’s business operations outside of the Agreement that require the Investment Adviser, the Fund, the Trust, and/or any affiliated person of these entities to respond to such regulatory investigation, subpoenas or litigation and to which neither the Fund, the Trust nor the Investment Adviser is a party; or (B) the services provided by the Subadviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Investment Adviser) that require the Investment Adviser, the Trust and/or any affiliate of the Investment Adviser or Trust to respond to such regulatory investigation, subpoenas or litigation and to which neither the Fund, the Trust nor the Investment Adviser is a party.

The Investment Adviser agrees that it shall reimburse the Subadviser for the reasonable out-of-pocket expenses (including attorneys fees) incurred by the Subadviser directly pertaining to: (i) any third party litigation brought against the Investment Adviser, the Trust and/or the Fund; (ii) subpoenas relating to the Investment Adviser, the Trust and/or the Fund; or (iii) any regulatory investigation of the Investment Adviser, the Trust and/or the Fund in each instance arising solely from or directly pertaining to either (A) the Investment Adviser’s, the Trust’s and/or the Fund’s business operations outside of the Agreement that require the Subadviser and/or any affiliated person of the Subadviser to respond to such regulatory investigation, subpoenas or litigation and to which the Subadviser is not a party; or (B) the services provided by the Investment Adviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Subadviser) that require the Subadviser and/or any affiliated person of the Subdviser to respond to such regulatory investigation, subpoenas or litigation and to which the Subadviser is not a party..

5.          Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Agreement as of the date first above written.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa
Title:	Senior Vice President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Ana Brans
Name:	Ana Brands
Title:	Vice President